Exhibit 99.1

Alpha Star Acquisition Corporation Signs Letter of Intent for a Business Combination

NEW YORK, June 24, 2024 – Alpha Star Acquisition Corporation, a Cayman Islands exempted company (NASDAQ: ALSA) (the “Company” or “Alpha Star”) announced today that it has entered into a letter of intent (LOI) with XDATA GROUP OÜ (“Xdata”), an Estonia-based financial technology solutions company on June 19, 2024.

Xdata provides a range of specialized products, including an Internet Banking Suite, Mobile Banking Apps for banks and EMIs, and a comprehensive CRM solution. Xdata is also excited to announce the launch of its new product, ComplyControl, designed to enhance client satisfaction. Key features include advanced analytics powered by AI and machine learning for better accuracy and decision-making, real-time monitoring with continuous updates from global sanctions lists, PEP registries, and media sources, and personalized service offering custom solutions tailored to satisfy each client’s needs. The product also boasts seamless integration, fitting easily with existing systems without disruption, and global coverage for comprehensive screening across multiple jurisdictions. Additionally, it offers customizable screening with flexible criteria and thresholds, ensuring a balance of thoroughness and efficiency. Xdata remains dedicated to providing top-quality service and value.

“We are excited to announce this LOI with Xdata,” said Zhe Zhang, CEO of Alpha Star. “Xdata is emerging as a leader in the financial technology solutions industry in Estonia, and we believe that this transaction will also enable Xdata to access more capital and move towards listing on Nasdaq, driving further growth and innovation.”

“We are excited to enter this partnership to meet our commitment to focus on the next generation financial technology solutions,” said Roman Eloshvili, CEO of Xdata. “This partnership into the public markets broadens our investor base and the combined company will have a strong platform to drive innovation, accelerate growth, and enhance shareholder value.”

About Alpha Star Acquisition Corporation

Alpha Star Acquisition Corporation is a blank check company formed under the laws of the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

About XDATA GROUP OÜ

Xdata is an innovative software development company based in Estonia, known for its expertise in financial technology solutions. The company provides a range of specialized products, including an Internet Banking Suite, Mobile Banking Apps for banks and EMIs, the AI-enhanced transaction monitoring solution ComplyControl, and a comprehensive CRM solution.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contacts:

Zhe Zhang

Chief Executive Officer

Email: zhangzhe@siftcap.cn

Source: Alpha Star Acquisition Corporation